FOR IMMEDIATE RELEASE

For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 East Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES REPORTS

FIRST QUARTER RESULTS

CINCINNATI, OHIO - April 30, 2007 - Great American Financial Resources, Inc. ("GAFRI") (NYSE: GFR) today reported net income of $20.0 million ($0.41 per diluted share) for the 2007 first quarter compared to $18.6 million ($0.39 per diluted share) in the 2006 first quarter. GAFRI's net income in the first quarter of 2006 includes certain items that may not be indicative of GAFRI's ongoing core operations. The table below identifies such items and reconciles net income determined in accordance with generally accepted accounting principles ("GAAP") to "core net operating earnings from continuing operations," a non-GAAP measure that GAFRI believes is a useful tool for analysts and investors in analyzing ongoing operating trends.

Core Net Operating Earnings from Continuing Operations

Core net operating earnings from continuing operations before certain items ("core net operating earnings") were $20.0 million ($0.41 per diluted share) in the first quarter of 2007 compared to $18.8 million ($0.39 per diluted share) in the first quarter of 2006. The increase reflects improvement in GAFRI's supplemental insurance lines in 2007 due to the inclusion of Ceres Group (acquired in August 2006), as well as favorable items in certain supplemental segments in 2007 compared to unfavorable items in 2006. While the results of the supplemental lines were improved over the comparable period in 2006, increased lapses and lower premiums in the Medicare Supplement segment, primarily as a result of competition from Medicare Advantage, could adversely impact future results.

The improvement in supplemental lines in 2007 was largely offset by a decrease in core net operating earnings in the Company's fixed annuity lines in 2007 compared to 2006. Results for the first quarter of 2006 included $3.2 million of net earnings related to a payment received from Palm Beach County, Florida in exchange for the imposition of certain limitations on future development of a marina owned by the Company.

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Core Net Operating Earnings from Continuing Operations - Continued

	Three months ended March 31,
In millions, except per share amounts
	2007	2006

Components of net income:
Core net operating earnings from continuing operations (before items below)	$20.0	$18.8

Discontinued hotel operations	-	(0.5)
Realized gains, net	-	0.3
Net income	$20.0	$18.6

Components of diluted EPS:
Core net operating earnings (before items below)	$0.41	$0.39

Discontinued hotel operations	-	(0.01)
Realized gains, net	-	0.01
Net income	$0.41	$0.39

Financial Strength and Liquidity

GAFRI continued to achieve record levels of stockholders' equity and book value per share. In addition, at March 31, 2007, GAFRI's debt to capital ratio was 20.5%. In March 2007, the Company redeemed all of its 8-7/8% trust preferred securities using funds borrowed under the Company's bank line of credit.

Premiums

Statutory premiums of approximately $485 million in the first quarter of 2007 were more than 60% higher than the first quarter of 2006. This increase reflects substantially higher fixed indexed annuity premiums, partially offset by lower sales of traditional fixed annuities compared to the first quarter of last year. GAFRI believes this is consistent with the current trend in the annuity marketplace. In addition, supplemental insurance premiums increased 48% over the comparable 2006 period as a result of the acquisition of the Ceres Group in August 2006.

Items Excluded from Core Net Operating Earnings

Discontinued Hotel Operations  In June 2006, GAFRI completed the sale of Chatham Bars Inn, its resort-hotel property located on Cape Cod, Massachusetts, for a price of $166 million. In accordance with GAAP, operations of this hotel have been reported as discontinued.

Realized Gains, net Realized gains, net is made up of realized gains and losses on sales of investments, impairments on securities and loss on early retirement of debt. Many analysts and investors consider such items to be non-recurring or non-core. Accordingly, GAFRI excludes such items from its calculation of Core Net Operating Earnings.

Unsolicited Buyout Proposal From American Financial Group

As previously announced, American Financial Group, Inc. ("AFG") (NYSE: AFG) submitted an unsolicited proposal to the Board of Directors of GAFRI to acquire the shares of GAFRI common stock that AFG and its subsidiaries do not already own for $23.50 per share in cash. AFG and its subsidiaries own approximately 81% of the outstanding shares of GAFRI. For more information about this proposal, please refer to the Form 8-K filed by GAFRI with the Securities and Exchange Commission ("SEC").

The GAFRI Board of Directors has formed a Special Committee comprised of independent directors for the purpose of considering the proposal from AFG. The Special Committee will review and evaluate AFG's offer and make a recommendation to the GAFRI Board. There can be no assurance that the proposed transaction or any other transaction will be approved or completed.

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About GAFRI

GAFRI is a Cincinnati-based insurance holding company with more than $13 billion in assets. The Company's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, Central Reserve Life Insurance Company, Continental General Insurance Company, United Teacher Associates Insurance Company and Loyal American Life Insurance Company. Through these companies, GAFRI markets traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions including interest rates, performance of the capital markets, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Conference Call

GAFRI's results will be discussed as part of a conference call on Tuesday, May 1 at 11:30 a.m. (EDT) being conducted by American Financial Group, Inc., GAFRI's majority shareholder. Toll-free telephone access will be available by dialing 1-800-295-4740 (International dial in 617-614-3925). Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available two hours following the completion of the call, at approximately 1:30 p.m. and will run until 11:59 p.m. on May 8, 2007. To listen to the replay, dial 1-888-286-8010 (International dial in 617-801-6888) and provide the confirmation code 81801949. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link in the Investor Relations section.

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GREAT AMERICAN FINANCIAL RESOURCES, INC.

Summary of Earnings

(In millions, except per share amounts)

	Three months ended March 31,
	2007	2006
Revenues:
Life, accident and health premiums (a)(b)	$106.6	$ 76.5
Net investment income	158.2	147.9
Realized gains (losses) on:
Investments	1.1	4.1
Retirement of debt	(1.1)	(3.7)
Other income	27.1	24.6(c)
	291.9	249.4
Costs and Expenses:
Annuity benefits	88.8	82.8
Life, accident and health benefits (a)	85.4	64.3
Insurance acquisition expenses (a)	44.5	32.0
Interest and debt expenses	5.7	6.2
Other expenses	37.8	34.6
	262.2	219.9

Operating earnings before income taxes	29.7	29.5
Provision for income taxes	9.7	10.4

Income from continuing operations	20.0	19.1
Discontinued hotel operations, net of tax (d)	-	(0.5)

Net Income	$ 20.0	$ 18.6

Average common shares outstanding - diluted	48.4	48.0

Diluted earnings per common share:
Continuing operations	$ 0.41	$ 0.40
Discontinued hotel operations (d)	-	(0.01)

Net income	$ 0.41	$ 0.39

Supplemental Information
Fixed indexed annuity premiums (b)	$240.0	$ 53.9
Traditional fixed annuity premiums (b)	115.6	144.5
Variable annuity premiums (b)	23.0	24.0
Total statutory premiums, including life, accident and health premiums	$484.5	$296.9

Book value per share, excluding unrealized gains on fixed maturities	$22.83	$20.61
Book value per share, including all unrealized gains	$23.30	$19.64

  The increase in 2007 reflects primarily the acquisition of Ceres Group, Inc. in August 2006.

  For GAAP purposes, annuity premiums are accounted for as deposits rather than revenues.

  Other income for 2006 includes $4.9 million of income resulting from the March 2006 payment received from Palm Beach County, Florida in exchange for the imposition of certain limitations on future development of a marina owned by the Company.

  The operations of Chatham Bars Inn (sold in June 2006) are reflected as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144.

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